CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$521,000	$60.38

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated May 30, 2017 (To the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$521,000 SuperTrackSM Notes due August 3, 2018 Linked to the Performance of the iShares® Nasdaq Biotechnology ETF Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	May 30, 2017
Issue Date:	June 2, 2017
Final Valuation Date:*	July 31, 2018
Maturity Date:*	August 3, 2018
Reference Asset:	The iShares® Nasdaq Biotechnology ETF (Bloomberg ticker symbol “IBB UQ <Equity>“)
Upside Leverage Factor:	3.00
Maximum Return:**	15.00%
Payment at Maturity:

If you hold your Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Price is greater than the Initial Price, you will receive a payment per $1,000 principal amount Note calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 x Reference Asset Return x Upside Leverage Factor]

If the Reference Asset Return is 5.00% or more, you will receive a payment at maturity of $1,150.00 per $1,000 principal amount Note that you hold

▪                  If the Final Price is equal to or less than the Initial Price, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

If the Final Price is less than the Initial Price, you will be fully exposed to the negative performance of the Reference Asset. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Initial Price:	$284.30, the Closing Price of the Reference Asset on the Initial Valuation Date
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date
Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.97%	98.03%
Total	$521,000	$521,000	$10,263.70	$510,736.30

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $980.30 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $957.30 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-2 of this pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer equal to 1.97% of the principal amount of the Notes, or 19.70 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Closing Price:

With respect to the Reference Asset on any date, the official closing price per share of the Reference Asset published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “IBB UQ <Equity>“ or any successor page on Bloomberg Professional® service or any successor service, as applicable

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741VW40 / US06741VW409

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You anticipate that Final Price will be greater than the Initial Price and you are willing to accept the risk that your return on investment will not exceed the Maximum Return

•                  You are willing to accept the risk that the Notes provide no protection against loss and that you will lose some or all of the principal amount of your Notes if the Reference Asset Return is negative

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Asset

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You seek an investment that provides full or partial protection against loss of principal and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek uncapped exposure to any positive performance of the Reference Asset

•                  You anticipate that the Final Price will be less than the Initial Price

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The Final Valuation Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Asset and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Hypothetical Initial Price: $100.00*

▪                 Upside Leverage Factor: 3.00

▪                 Maximum Return: 15.00%

* The hypothetical Initial Price of $100.00 has been chosen for illustrative purposes only. The Initial Price is as set forth on the cover of this pricing supplement.

Final Price ($)	Reference Asset Return	Payment at Maturity**	Total Return on Notes
150.00	50.00%	$1,150.00	15.00%
140.00	40.00%	$1,150.00	15.00%
130.00	30.00%	$1,150.00	15.00%
120.00	20.00%	$1,150.00	15.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,150.00	15.00%
104.00	4.00%	$1,120.00	12.00%
102.00	2.00%	$1,060.00	6.00%
100.00	0.00%	$1,000.00	0.00%
90.00	-10.00%	$900.00	-10.00%
80.00	-20.00%	$800.00	-20.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
40.00	-60.00%	$400.00	-60.00%
30.00	-70.00%	$300.00	-70.00%
20.00	-80.00%	$200.00	-80.00%
10.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

**per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated:

Example 1: The price of the Reference Asset increases from an Initial Price of $100.00 to a Final Price of $104.00.

Because the Final Price is greater than the Initial Price, and because the Reference Asset Return times the Upside Leverage Factor is less than the Maximum Return, you will receive a payment at maturity of $1,120.00 per $1,000.00 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return x Upside Leverage Factor]

$1,000 + [$1,000 x 4.00% x 3.00] = $1,120.00

The total return on investment of the Notes is 12.00%.

Example 2: The price of the Reference Asset increases from an Initial Price of $100.00 to a Final Price of $110.00.

Because the Reference Asset Return times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,150.00 per $1,000.00 principal amount Note that you hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 15.00%.

Example 3: The price of the Reference Asset increases from an Initial Price of $100.00 to a Final Price of $150.00.

Because the Reference Asset Return times the Upside Leverage Factor is greater than the Maximum Return, you will receive a payment at maturity of $1,150.00 per $1,000.00 principal amount Note that you hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 15.00%.

Example 4: The price of the Reference Asset decreases from an Initial Price of $100.00 to a Final Price of $60.00.

Because the Final Price is less than the Initial Price, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -40.00%] = $600.00

The total return on investment of the Notes is -40.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset or the components of its underlying index.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not provide any protection against negative performance of the Reference Asset. If the Final Price is less than the Initial Price, your Notes will be fully exposed to the negative performance of the Reference Asset and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Maximum Return—If the Reference Asset Return is positive, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold plus an additional payment that will not exceed $1,000 times the Maximum Return. Accordingly, (i) the maximum payment that you may receive at maturity is $1,150.00 per $1,000 principal amount Note that you hold, and (ii) because the Upside Leverage Factor is equal to 3.00, you will not benefit from any appreciation of the Reference Asset beyond a Reference Asset Return of 5.00%, which may be significant.

•                  The Payment at Maturity of Your Notes is Not Based on the Price of the Reference Asset at Any Time Other than the Closing Price on the Final Valuation Date—The Final Price and the Reference Asset Return will be based solely on the Closing Price of the Reference Asset on the Final Valuation Date.  Therefore, if the price of the Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the price of the Reference Asset prior to such drop.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset or the securities included in its underlying index would have.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Reference Asset and the Value of the Notes:

o                Management Risk.  This is the risk that the investment strategy for the Reference Asset, the implementation of which is subject to a number of constraints, may not produce the intended results.  An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  Because, however, the Reference Asset is not “actively” managed, it generally does not take defensive positions in declining markets and generally will not sell a security if the issuer of such security was in financial trouble. Accordingly, the performance of the Reference Asset could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                Derivatives Risk.  The Reference Asset may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Reference Asset’s losses, and, as a consequence, the losses on your Notes, may be greater than if the Reference Asset invested only in conventional securities.

o                Tracking and Underperformance Risk (Particularly in Periods of Market Volatility). The performance of the Reference Asset may not replicate the performance of, and may underperform, its underlying index.  The Reference Asset will reflect transaction costs and fees that will reduce its relative performance.

Moreover, it is also possible that the Reference Asset may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index due to differences in trading hours between Reference Asset and its underlying index or due to other circumstances. During periods of market volatility, securities underlying the Reference Asset may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Reference Asset and the liquidity of the Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Asset. As a result, under these circumstances, the market value of the Reference Asset may vary substantially from the net asset value per share of the Reference Asset. This variation in performance is called “tracking error” and, at times, the tracking error may be significant.

•                  The Notes are Subject to Risks Associated with the Biotechnology Industry—The Reference Asset generally invests substantially all of its assets in securities included in the NASADAQ Biotechnology Index.  All of the stocks included in the NASDAQ Biotechnology Index are issued by companies involved in the biotechnology industry.  As a result, the stocks that will, under normal market conditions, determine the performance of the Reference Asset are generally concentrated in one industry.  The performance of companies that operate in the biotechnology industry is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation and supply and demand for the products and services offered by such companies. Negative developments in the biotechnology industry may have a negative effect on the Reference Asset and, in turn, may have an adverse effect on the value of the Notes.

•                  Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset or the components of its underlying index. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Asset and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity.  The outcome of this process is uncertain.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Asset and the components of its underlying index;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSET

We have derived all information contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from the Reference Asset’s prospectus dated August 1, 2016 and other publicly available information.

We have not independently verified the information in the Reference Asset’s prospectus or any other publicly available information regarding the Reference Asset.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Reference Asset is a separate investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Reference Asset.

The Reference Asset is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “IBB”.

iShares® Trust is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset.  Information provided to or filed with the SEC by iShares® Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares® Trust, BFA and the Reference Asset, please see the prospectus for the Reference Asset.  In addition, information about iShares® and the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings of the iShares® Trust, any information contained on the iShares® website or of any other publicly available information about the Reference Asset.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Reference Asset seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of biotechnology and pharmaceutical equities listed on NASDAQ, as measured by the NASDAQ Biotechnology Index. For more information about the NASDAQ Biotechnology Index, please see “—The NASDAQ Biotechnology Index” below.

As of May 30, 2017, the Reference Asset’s top holdings by sector were Biotechnology (80.67%), Pharmaceuticals (10.93%) and Life Science Tools and Services (8.01%).

The Reference Asset uses a representative sampling indexing strategy to try to track the NASDAQ Biotechnology Index.  The Reference Asset generally invests at least 90% of its assets in securities of the NASDAQ Biotechnology Index and depository receipts representing securities in the NASDAQ Biotechnology Index.  In addition, the Reference Asset may invest up to 10% of its assets in other securities, including securities not in the NASDAQ Biotechnology Index, but which BFA believes will help the Reference Asset track such index, futures contracts, options on futures contracts, other types of options and swaps related to the NASDAQ Biotechnology Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Reference Asset pursues a “representative sampling” indexing strategy in attempting to track the performance of the NASDAQ Biotechnology Index. Representative sampling means that the Reference Asset generally invests in a representative sample of securities that collectively has an investment profile similar to that of the NASDAQ Biotechnology Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the NASDAQ Biotechnology Index. The Reference Asset may or may not hold all of the securities in the NASDAQ Biotechnology Index.

Correlation and Tracking Error

The NASDAQ Biotechnology Index is a theoretical financial calculation, while the Reference Asset is an actual investment portfolio. The performance of the Reference Asset and the NASDAQ Biotechnology Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”.

Industry Concentration Policy

The Reference Asset will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the NASDAQ Biotechnology Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

The NASDAQ Biotechnology Index

We have derived all information contained in this pricing supplement regarding the NASDAQ Biotechnology Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by, NASDAQ OMX Group, Inc. (“NASDAQ OMX”). Further, NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of, the NASDAQ Biotechnology Index at any time.

The NASDAQ Biotechnology Index is calculated, published and disseminated by NASDAQ OMX and is designed to measure the performance of equity securities listed on NASDAQ that are classified as either biotechnology or pharmaceuticals according to the Industry Classification Benchmark (“ICB”) and that also satisfy certain eligibility criteria.

Index Calculation

The NASDAQ Biotechnology Index is calculated under a modified capitalization weighted methodology. On November 1, 1993, the NASDAQ Biotechnology Index began with a base value of 200.00. The value of the NASDAQ Biotechnology Index equals the aggregate value of the Index share weights of each of the securities included in the NASDAQ Biotechnology Index multiplied by each such security’s last sale price, and divided by the divisor of the NASDAQ Biotechnology Index. The divisor serves the purpose of scaling such aggregate value to a lower order of magnitude which is more desirable for reporting purposes.

Eligibility Criteria

To be eligible for inclusion in the NASDAQ Biotechnology Index, a security must be listed on NASDAQ. Eligibility for the NASDAQ Biotechnology Index is limited to specific security types only. The security types eligible for inclusion include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests.

To be eligible for inclusion, a security must also meet the following criteria:

•                  the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);

•                  the issuer of the security must be classified according to the ICB as either biotechnology or pharmaceuticals;

•                  the security may not be issued by an issuer currently in bankruptcy proceedings;

•                  the security must have a market capitalization of at least $200 million;

•                  the security must have an average daily trading volume of at least 100,000 shares;

•                  the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion;

•                  the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and

•                  the issuer of the security must be “seasoned” on NASDAQ, the New York Stock Exchange or NYSE Amex (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing)

Annual Evaluation

The component securities are evaluated annually in December. The eligibility criteria are applied using market data through the end of October and are updated for total shares outstanding submitted in publicly filed SEC documents through the end of November. Included securities that do not satisfy the eligibility criteria are removed, and eligible securities not currently included are added. Security additions and deletions are made effective after the close of trading on the third Friday in December.

Moreover, if at any time during the year other than at the annual evaluation an included security no longer satisfies the eligibility criteria, or is otherwise determined to have become ineligible for continued inclusion, the security is removed and will not be replaced.

Index Maintenance

In addition to the annual evaluation, the securities included in the NASDAQ Biotechnology Index are monitored on a daily basis by NASDAQ OMX with respect to changes in price and/or total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuances, or other corporate actions. Index share weights for included securities that are affected by corporate actions are adjusted by the same percentage amount by which the total shares outstanding of such securities have changed. If the change in total shares outstanding arising from a corporate action is greater than or equal to 10.0%, the change is made as soon as practicable. Otherwise, if the change in total shares outstanding is less than 10.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in March, June, September and December.

Index Rebalancing

The NASDAQ Biotechnology Index employs a modified market capitalization weighting methodology. At each quarter, the NASDAQ Biotechnology Index is rebalanced such that the maximum weight of any security included in the Index does not exceed 8% and no more than 5 securities are at that cap. The excess weight of any capped security is distributed proportionally across the remaining securities included in the Index. If, after such redistribution, any of the 5 highest ranked securities included in the NASDAQ Biotechnology Index are weighted below 8%, these securities are not capped. Next, any remaining securities included in the NASDAQ Biotechnology Index in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining included securities. The process is repeated, if necessary, to derive the final weights.

The modified market capitalization weighting methodology is applied to the capitalization of each included security, using the last sale price of such security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding of such security. Index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index and dividing the modified market capitalization for each included security included by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Reference Asset

The table below shows the high, low and final Closing Price of the Reference Asset for each of the periods noted below. The graph below sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2012 through May 30, 2017. We obtained the Closing Prices listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2012	124.09	104.91	123.30
June 30, 2012	129.98	117.74	129.96
September 30, 2012	144.75	129.47	142.43
December 31, 2012	147.15	128.41	137.22
March 31, 2013	159.93	141.62	159.93
June 30, 2013	186.24	159.48	173.88
September 30, 2013	211.56	178.26	209.60
December 31, 2013	227.24	194.19	227.06
March 31, 2014	273.23	223.82	236.45
June 30, 2014	257.03	215.37	257.03
September 30, 2014	279.29	243.07	273.63
December 31, 2014	317.20	255.27	303.35
March 31, 2015	366.52	300.81	343.43
June 30, 2015	383.25	333.66	368.97
September 30, 2015	398.00	289.48	303.33
December 31, 2015	343.11	298.76	338.33
March 31, 2016	326.96	244.04	260.81
June 30, 2016	288.34	241.49	257.34
September 30, 2016	300.08	260.39	289.46
December 31, 2016	293.09	246.87	265.38
March 31, 2017	302.49	270.01	293.27
May 30, 2017*	299.38	284.30	284.30

* For the period beginning on April 1, 2017 and ending on May 30, 2017

Historical Performance of the iShares® Nasdaq Biotechnology ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled derivative contract with respect to the Index.  Subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the Reference Asset that is subject to the constructive ownership rules of Section 1260 of the Code.  If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes would be recharacterized as ordinary income to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the Reference Asset referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”), and you would be subject to an interest charge on the deferred tax liability with respect to such Excess Gain Amount.  Because, in general, the maturity payment of the Notes will only reflect the appreciation or depreciation in the value of the shares of the Reference Asset and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the Reference Asset, we believe that it is more likely than not that the Excess Gain Amount should be equal to zero, and that the application of the constructive ownership rules should accordingly not have any adverse effects to you.  However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of shares of the Reference Asset used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the share price of the Reference Asset on the date you acquired your Notes, as opposed to making such determination based on the actual number of shares of the Reference Asset that, after taking into account the Upside Leverage Factor, are effectively referenced in determining the actual return on your Notes.  In addition, the Excess Gain Amount could be greater than zero if you purchase your Notes for an amount that is less than the principal amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset.  Furthermore, if another exchange traded fund is substituted for the Reference Asset, the Excess Gain Amount could be greater than zero if you would have recognized short-term capital gain if you had directly owned the Reference Asset and sold the Reference Asset to purchase its substitute.  You should be aware that if the Notes are subject to the constructive ownership rules, the Excess Gain Amount will be presumed to be equal to all of the gain that you recognize in respect of the Notes (in which case all of such gain would be recharacterized as ordinary income that is subject to an interest charge) unless you provide clear and convincing evidence to the contrary.  Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Section 871(m) Withholding.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain contracts linked to U.S. corporations that are owned by non-U.S. holders.  However, the IRS has issued a Notice which states that the Section 871(m) regulations will only apply to a contract that is issued before January 1, 2018 if the contract is a “delta-one” contract (i.e., a contract that provides for “delta-one” exposure to underlying U.S. corporations).  We have determined that the Notes are not “delta-one” contracts for this purpose, and we therefore believe, and intend to take the position, that payments on the Notes should not be subject to Section 871(m) withholding tax.

However, a non-U.S. holder could nevertheless be subject to Section 871(m) tax in respect of the Notes if (a) the holder’s position under the Notes would be “delta-one” when combined with other related positions that are held by the holder or (b) if a principal purpose for the holder’s investment in Notes is to avoid the application of Section 871(m), in which case a special Section 871(m) anti-abuse rule could apply to the holder’s investment in the Notes.  Non-U.S. holders are urged to consult their tax advisors regarding the application of Section 871(m) to the Notes and the possibility that the combination rule or anti-abuse rule could apply to their investment in the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.